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                                                                    Exhibit 99.1

                                               Investor Contact: Richard E. Koch
                                                                  (203) 750-3254
                                             Press Contact: Thomas J. Fitzgerald
                                                                  (203) 750-3831

[LETTERHEAD OF OLIN NEWS]

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT  06856-4500

                                                           FOR IMMEDIATE RELEASE

               Olin Reaffirms Second Quarter Earnings Forecast;
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       Revises Expectations for the Year; Announces Restructuring Charge
       -----------------------------------------------------------------

     NORWALK, CT, June 26, 2001 - Olin Corporation (NYSE: OLN) today announced that it remains comfortable with its second quarter earnings projection of approximately $.15 per share, but said it is revising its earnings forecast downward for the full year because the company does not now expect economic conditions to improve this year. The company also announced it intends to record a charge to earnings in the third quarter to reduce employment and to optimize manufacturing operations.

     Olin said that its Brass business continues to be adversely impacted by depressed economic conditions, primarily in its automotive, coinage, electronics and telecommunications markets. Additionally, the company noted that projected earnings increases in its Chlor Alkali business this year have been diminished somewhat by continued slow customer demand.

     Donald W. Griffin, Chairman, President and Chief Executive Officer, said, "We have recently completed a comprehensive review of our business outlook for this year. Based on this current information, we continue to believe our earnings per share for the second quarter will be in the $.15 range, as previously forecast. In April, we based our full year earnings estimate of $1.00 per share on the assumption that an economic recovery would occur in the second half of the year. Current data does not support that assumption and we now believe it is more likely
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the economy will recover next year rather than this year. As a result, we now project that Olin's earnings for the year will more likely be in the $.50 per share range, before the charge to earnings."

                                    (more)

     In light of current and forecasted business conditions, the company is taking immediate actions to better align its cost structure with its revenue base. These actions are expected to result in a pretax restructuring charge in the $40 to $50 million range, or $.55 to $.69 per share, in the third quarter with pretax annual savings expected to be in the $20 to $25 million range, or $.28 to $.34 per share. The actual cash outflows related to this charge will be paid over future years and will be more than offset by the cash inflows from the savings.

     The company's plans include the following:

 .    Achieve a permanent workforce reduction by offering an early retirement incentive plan to certain salaried employees at the company's Brass and Winchester operations. Total employment at the company is expected to decrease by approximately 14% as a result of these actions and the hourly layoffs already implemented.

 .    Optimize capacity at its Brass operations consistent with expected business conditions.  Specific plans will be finalized in the third quarter.

     The company also announced that it is reducing its previously forecasted capital spending of $90 million this year by approximately 20% to better match capacity with expected demand. The company continues to forecast that its depreciation will be approximately $85 million in 2001.

     The company noted that it has already taken significant actions to reduce costs particularly at its Brass operations this year. These include layoffs of hourly workers primarily at East Alton and Indianapolis. Earlier in June, the company also notified workers at its Indianapolis plant that additional manpower reductions could occur if business conditions did not improve in the third quarter.
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     The company said that it was reviewing costs in all parts of the company to provide the most cost efficient operation possible during this period of economic difficulty.

                                    (more)

     Headquartered in Norwalk, CT, Olin Corporation had 2000 sales of $1.5 billion and employed 6,700 people. The company is a leading North American producer of copper and copper-based alloys, sporting ammunition, and chlorine and caustic soda.

                          CONFERENCE CALL INFORMATION

     Olin will hold a conference call with securities analysts at 10:30 a.m. Eastern time, June 26. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's internet website, www.olin.com. Listeners should log on to the website at
                         ------------
least 15 minutes before the call. The call also will be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website after the conclusion of the call. Archived versions of the call will be available until July 15, 2001.

____________

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and current expectations, estimates and projections about the markets and economy in which Olin and its respective divisions operate. Words such as "anticipates," "expects," "believes," "should," "plans," "will," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. Olin undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions, competitive pricing pressures; changes in Chlor Alkali's ECU prices from expected levels; Chlor Alkali operating rates below anticipated levels; higher-than-expected raw material costs; higher-than-expected transportation and/or logistics costs; a protracted work stoppage in connection with collective bargaining negotiations with labor unions; the supply/demand balance for Olin's products, including the impact of excess industry capacity; efficacy of new technologies; changes in U.S. laws and regulations; failure to achieve targeted cost reduction programs; capital expenditures, such as cost overruns, in excess of those scheduled; environmental costs in excess of those projected; and the occurrence of unexpected manufacturing interruptions/outages.



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